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                                                                  Exhibit 99.8

                                     FORM OF
                          SUBSCRIPTION AGENT AGREEMENT

         This Agreement (this "AGREEMENT") is made and entered into as of December , 2004 by and between OGLEBAY NORTON COMPANY (the "COMPANY") and WELLS FARGO BANK, NATIONAL ASSOCIATION (the "SUBSCRIPTION AGENT").

         WHEREAS, the Company is distributing subscription rights (the "RIGHTS") to subscribe for and purchase an aggregate of 5,371,120 shares of convertible preferred stock of the Company, $0.01 par value per share (the "SHARES"), for a price of $10.00 per share (the "RIGHTS OFFERING"), as described in the Company's prospectus dated ____________, 2004 (the "PROSPECTUS"), to each holder of allowed Senior Subordinated Note ("NOTES") claims as of 5:00 p.m., Eastern time ("ET"), on the date that the registration statement on Form S-1 (File No. 333-115513) (the "REGISTRATION STATEMENT") relating to the Rights Offering filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, is declared effective (the "RECORD DATE") who is not a party to the Commitment Agreement (as described in the Prospectus and defined below) under the second amended joint plan of reorganization as confirmed by the United States Bankruptcy Court for the District of Delaware on November 17, 2004 (the "PLAN").

         WHEREAS the Company requires the services of a subscription agent in connection with the Rights Offering;

         WHEREAS, Wells Fargo Bank, National Association will act as the transfer agent with respect to the Shares; and

         WHEREAS the Company desires that Wells Fargo Bank, National Association act as its subscription agent for the purpose of effecting the distribution of Rights to each holder of allowed Notes claims as of the Record Date who is not party to the Commitment Agreement pursuant to the terms of the Prospectus, which is incorporated herein by reference and made a part hereof as if set forth in full herein.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

         1. Rights Offering. The Company is offering to each holder of allowed Notes claims as of the Record Date who is not party to the commitment agreement, dated as of February 23, 2004 (as amended, the "COMMITMENT AGREEMENT"), among the Company and the other signatories thereto, non-certificated Rights to subscribe for the Shares pursuant to a subscription agreement (the "SUBSCRIPTION AGREEMENT"), substantially in the form set forth on Exhibit A hereto. The Rights shall cease to be exercisable at 5:00 p.m., ET, on ____________, 2005 (the
                  "EXPIRATION TIME"). The Company will distribute to each holder of allowed Notes claims as of the Record Date who is not party to the Commitment Agreement (the "ELIGIBLE RIGHTS HOLDERS") one Right to purchase 80 Shares for each $1,000 in principal amount of Notes claims held as of the Record Date. Parties to the Commitment Agreement are not permitted to receive an offer of Rights in the Rights Offering (collectively, the "INELIGIBLE PARTICIPANTS"). Exhibit B hereto sets forth the Ineligible Participants. Each Eligible Rights Holder will receive one Right per $1,000 in principal amount of allowed Notes claims held as of the Record Date. One Right entitles the holder to subscribe for 80 Shares upon payment in full of the subscription price of $10.00 per share (the "SUBSCRIPTION PRICE") for a purchase price of


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                  $800 per Right. The Rights Offering will be conducted in the manner and upon the terms set forth in the Prospectus and the Subscription Agreement. If the Plan is not consummated, the Rights Offering will not be consummated.

         2. Appointment of Subscription Agent. Wells Fargo Bank, National Association is hereby appointed as the subscription agent to effect the Rights Offering in accordance with the Prospectus, the Subscription Agreement and this Agreement.

         3. Material Delivery to Beneficial Owners. The Company will coordinate the mailing or shipment of materials to ADP for Eligible Rights Holders for whom ADP is contracted with such broker, trustee or other nominee, through its vendor American Financial Printing. For Eligible Rights Holders who hold Notes through a broker, trustee or other nominee, which does not participate with ADP, the Company will coordinate such mailing or shipment of materials.

                  The Company will coordinate the mailing of the following materials as necessary, to owners of record for the Notes (the "RECORD HOLDERS") as soon as possible after the Record Date:

                           (i)      The Prospectus;

                           (ii) The Subscription Agreement together with the "Instructions as to Use of Oglebay Norton Company Subscription Agreement;"

                           (iii) A form letter that may be sent to brokers, trustees and other nominees regarding the Rights Offering;

                           (iv) A form letter that may be sent to the respective clients for whose accounts such brokers, trustees and other nominees hold Notes registered in the name of such brokers, trustees or other nominees;

                           (v) "Instructions by Beneficial Owner to Broker, Trustee or Other Nominee"; and

                           (vi)     A "Nominee Holder Certification" form.

         4. Foreign Eligible Rights Holders. The Rights Offering materials have not been mailed to Eligible Rights Holders whose addresses are outside the United States. To exercise their Rights, such persons must notify Innisfree M&A Incorporated prior to the Expiration Time to receive instructions as to how such person may exercise its Rights.

         5. Exercise. Rights may be exercised at any time prior to the Expiration Time upon the terms and conditions set forth in the Prospectus, the Subscription Agreement and in this Agreement.

                  a. The Rights Offering is eligible for the Automated Subscription Offer Program ("ASOP") of DTC. Because all Record Holders are DTC participants, all rights must be exercised through ASOP. If an Eligible Rights Holder wishes to purchase Shares through the exercise of Rights issued in the Rights Offering, the Record Holder will transmit the notice of exercise by electronic message through ASOP with sufficient time for DTC to send such message to the Subscription Agent at the Expiration Time. DTC will then send such message to the Subscription Agent for the Rights Offering for its acceptance. Delivery of such message by DTC indicates that the Eligible Rights Holder of such Notes will be bound to the terms and conditions of the Rights Offering (including the authorization that the


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                           Subscription Price be debited from the Record
                           Holder's DTC account). Along with the electronic message through ASOP, the Record Holder must also provide to the Subscription Agent either an executed Subscription Agreement or a Nominee Holder Confirmation.

                  b. The Company will issue a maximum of 5,371,120 Shares in the Rights Offering.

                  c. If either the number of the Rights being exercised is not specified in the electronic message through ASOP, the Subscription Agreement or the Nominee Holder Certification, or the payment delivered is not sufficient to pay the full aggregate Subscription Price for all of the Shares stated to be subscribed for, an Eligible Rights Holder will be deemed to have exercised the maximum number of the Rights that could be exercised for the amount of the payment delivered. If the payment delivered to the Subscription Agent by a Record Holder on behalf of an Eligible Rights Holder exceeds the aggregate Subscription Purchase Price for the number of the Rights evidenced by the Subscription Agreement or Nominee Holder Certification delivered, any excess payment will be returned to such Record Holder for the account of such Eligible Rights Holder by the Subscription Agent as soon as practicable by mail, without interest or deduction.

                  d. The Subscription Agent shall accept any subscription if, prior to the Expiration Time, the Subscription Agent has received the duly completed Subscription Agreement or Nominee Holder Certification and notice of exercise through ASOP along with payment of the full Subscription Price for the Shares subscribed for in the Rights Offering.

                  e. The Subscription Price shall be paid in accordance with the customary procedures of ASOP.

                  f. Once an Eligible Rights Holder has exercised its Rights, such exercise may not be revoked.

         6. Defective Exercise of Rights. the Subscription Agent will examine the Subscription Agreements and the Nominee Holder Certifications received to ascertain whether they appear to have been completed and executed in accordance with the Subscription Agreement and related instructions. In the event the Subscription Agent determines that any Subscription Agreement or Nominee Holder Certification does not appear to have been properly completed or executed, or where the Subscription Agreements or Nominee Holder Certifications do not appear to be in proper form for subscription, or any other irregularity thereon in connection with the Rights Offering, the Subscription Agent will follow, where possible, its regular procedure to attempt to cause such irregularity to be corrected prior to the Expiration Time. The Company, in its sole discretion reasonably exercised in good faith, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as it may determine, or reject the purported exercise of any Rights. Unless requested to do so by the Company, the Subscription Agent shall not be under any duty to give notification to Record Holders or Eligible Rights Holders of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. the Subscription Agent shall, as soon as practicable, return to Record Holders the Subscription Agreements or Nominee Holder Certifications with defects or irregularities that have not been cured or waived. the Subscription Agent shall notify the Company as promptly as possible of any defects or irregularities in subscriptions.

         7. Discrepancies; Receipt and Tracking of Completed Subscription Agreements and Nominee Holder Certifications. The Subscription Agent will follow its regular procedures to attempt to reconcile any discrepancies between the number of the Shares that any Subscription Agreement or Nominee Holder Certification may indicate are to be issued and the actual number that may be issued to such Record Holder. In any instance where Wells Fargo cannot reconcile such discrepancies by following such procedures, it will consult with the Company for instructions as to the number of


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                  the Shares to be issued pursuant to such Subscription
                  Agreement or Nominee Holder Certification. In addition, the Subscription Agent will receive completed Subscription Agreements and Nominee Holder Certifications, track Record Holders, retain copies of the returned Subscription Agreements and Nominee Holder Certifications and such other exercise documents and provide them to the Company upon expiration of the Rights Offering. Each Subscription Agreement and Nominee Holder Certification received by the Subscription Agent shall be stamped as to the date and time received.

         8. Expiration or Termination of the Offering Period. The Rights Offering will expire at the Expiration Time. Only Eligible Rights Holders whose Record Holder returns their original, properly executed and completed Subscription Agreement or Nominee Holder Certification and notice of exercise through ASOP from their Record Holder and the necessary Subscription Price, to the Subscription Agent by that time will be eligible for participation in the Rights Offering. The Subscription Agent will hold payments made by holders of Rights participating in the Rights Offering pursuant to the procedures set forth herein in an interest-bearing escrow account until the earlier of the effective date of the Plan, which we anticipate to occur on or about January 31, 2005, or the date on which the Company withdraws the Plan. If the Rights Offering is terminated or the effective date of the Plan does not occur, the Subscription Agent will return the payments to the participating holders of Rights. Interest will be paid to the holders of Rights only if the Subscription Agent returns the payments for the reasons stated in the preceding sentence; otherwise, the Subscription Agent will not pay interest to the holders of Rights electing to subscribe for and purchase the Shares.

         9. Funds Received. Funds received by the Subscription Agent in payment of the Subscription Price for the Shares subscribed for pursuant to the Rights Offering shall be held in a segregated, interest-bearing account set up by the Subscription Agent entitled "Oglebay Rights Offering Account" pending disbursement in accordance with this Agreement. The Company shall provide the Subscription Agent with instructions with respect to how the funds in such account shall be invested, and all interest and gains earned on such funds shall be paid to the Company except as otherwise provided in
                  Section 9 above.

         10. DTC. the Subscription Agent will accept and receive funds through the DTC for participating Eligible Rights Holders.

         11. Reporting of Subscriptions and Payments. During the period beginning on the fifth day after the mailing of the Rights Offering materials set forth in Section 3 hereof to the Record Holders and ending on the Expiration Time, the Subscription Agent shall deliver daily to the Company a written report via e-mail or facsimile showing (i) (a) the number of Rights exercised on such day, and (b) the aggregate number of Rights exercised through such date; and (ii) (a) the amount of funds received on such day in payment of the Subscription Price for the Shares purchased on such day, and (b) the aggregate amount of funds on deposit or invested in the Oglebay Rights Offering Account from payment of the Subscription Price for Rights exercised through such date. As soon as possible following the Expiration Time, the Subscription Agent shall certify in writing to the Company the cumulative total through the Expiration Time of all the information set forth in clauses
                  (i) and (ii) above. the Subscription Agent shall also maintain and update a listing of Record Holders who have fully or partially exercised their Rights and Record Holders who have not exercised their Rights. the Subscription Agent shall provide the Company or its designees with such information compiled by the Subscription Agent pursuant to this Section as any of them shall request.

         12. Closing. As soon as possible following the Expiration Time and at such date and time as directed by the Company, the aggregate Subscription Price will be paid to the Company by the Subscription Agent as instructed by the Company.

         13. Fees and Expenses. For services rendered hereunder, the Company will pay or cause to be paid to the Subscription Agent fees as set forth in Exhibit C attached hereto, which shall be payable within 30 days upon receipt by the Company of the Subscription Agent's invoice. All reasonable out-of-pocket costs, including but not limited to postage, will be reimbursed to Wells Fargo by the Company.


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         14.      Authorized Company Representatives. Each of the following
                  officers of the Company ("AUTHORIZED REPRESENTATIVES") is authorized to give the Subscription Agent any further instructions in connection with the Subscription Agent acting as subscription agent: (i) Julie Boland, and (ii) Rochelle Walk.

         15. Reliance upon Certificates, etc. the Subscription Agent shall be protected in acting upon any certificate, statement, request, consent, agreement, or other instrument whatsoever furnished to the Subscription Agent by an Authorized Representative, not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Subscription Agent shall in good faith believe to be genuine or to have been signed or presented by a proper person or persons.

         16. Indemnification. The Company will indemnify, protect and hold the Subscription Agent harmless from any and all liability incurred by the Subscription Agent, except any liability arising out of the Subscription Agent's negligence, bad faith or intentional wrongdoing on its part, as a result of any act, omission, delay or refusal made by the Subscription Agent in acting as subscription agent, in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instructions or other instrument or document believed by the Subscription Agent in good faith to be valid, genuine and sufficient; and the Subscription Agent shall not be liable to the Company for any matter in acting as subscription agent except in the event of the Subscription Agent's own default, neglect, bad faith or intentional wrongdoing.

         17. Termination. This Agreement shall terminate at 5:00 p.m. ET on the 30th day following the date on which the Subscription Agent disburses the aggregate Subscription Price in accordance with either Sections 9 or 13 hereof. Upon termination of this Agreement, the Company shall be discharged from all obligations under this Agreement except for its obligations to the Subscription Agent under Sections 13 and 16 hereof; except with respect to the obligation of the Company to provide instruction and direction to the Subscription Agent as may be provided in this Agreement.

         18. Notice. Except as expressly set forth elsewhere in this Agreement, all notices, instructions and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be sent via facsimile, U.S. mail or overnight courier addressed, if to the Company, to its facsimile number or address set forth beneath its signature to this Agreement, or, if to the Subscription Agent, to Wells Fargo Bank, National Association, Sixth and Marquette Ave., Minneapolis, Minnesota 55479, facsimile number (612) 667-1102,
                  Attention: Patty Adams, or to such other address as a party hereto shall notify the other parties.

         19. Controlling Agreement. In the event that any claim of inconsistency between this Agreement and the terms of the Subscription Agreement arise, as they may from time to time be amended, the terms of the Subscription Agreement shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of the subscription agent, which shall be controlled by the terms of this Agreement.

         20. Amendments, etc. No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the provision which is the subject of such change, waiver, discharge or termination is sought.

         21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

         22. Governing Law; Successors and Assigns. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Ohio without regard to conflict of law principles and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that this Agreement may not be assigned by any party without the prior written consent of the other party.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]



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                                           OGLEBAY NORTON COMPANY



                                           By:
                                               --------------------------------
                                               Name:
                                               Title:

                                           North Point Building; 15th Floor
                                           1001 Lakeside Avenue
                                           Cleveland, Ohio   44114
                                           Facsimile No.:  (216) 861-2313


The foregoing agreement is hereby accepted as of the date first set forth above:

WELLS FARGO BANK, NATIONAL ASSOCIATION




By:
    ----------------------------------
    Name:
    Title:



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                                                                   EXHIBIT A


                         FORM OF SUBSCRIPTION AGREEMENT


See attached.

                                                                   EXHIBIT B

                         LIST OF INELIGIBLE PARTICIPANTS

NOTEHOLDERS

Airlie Opportunity Master Fund, LTD.
Robert Altman
Berlin Capital Growth, L.P.
Blythefield Farms LLC
H. Sheppard Boone
Thomas Boucher
CFG Trust
Connecticut General Life Insurance
Thomas DiTosto
John Dougherty
Shannah Ferguson
Lynn Foote
Kenneth J. Foote IRA
Theresa M. Foote
Richard Groenendyke
Heritage Mark Foundation
Ingalls & Snyder Value Part. L.C.
Adam Janovic
Evan Janovic
Neil Janovic
Legacy Aggressive High Yield Fund
One Group High Yield Bond Fund
One Group Income Bond Fund
Pacholder High Yield Fund, Inc.
Ramer 1990 Living Trust
Brad Shingleton Trust
Elizabeth A. Shingleton Trust
Jennifer C. Shingleton Trust
Kenneth P. Shingleton
Rebecca M. Shingleton Trust
Christopher R. Siegel
David Shuldiner
Martin L. Solomon
Southern UTE Permanent Fund
Steadfast LLC
William Robert Thomas Trust
Abigail Foote Thomas Trust
WCI Steel, Inc. Defined Pension Benefit Plan


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                                                                    EXHIBIT C


                                  FEE SCHEDULE